Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Executive Board

ING Groep N.V.

We consent to the use of our report dated March 8, 2021 with respect to the consolidated statement of financial position of ING Groep N.V. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of profit or loss, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and specific disclosures described in Note 1 of the consolidated financial statements as being part of the consolidated financial statements, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 20-F of ING Groep N.V. incorporated herein by reference.

Our report on the consolidated financial statements refers to changes in accounting principles due to: the adoption of International Financial Reporting Standard 16, ‘Leases’ in 2019, the early adoption of the amendments to IAS 39 ‘Financial Instruments: Recognition and Measurement’ and IFRS 7 ‘Financial Instruments: Disclosures’ in relation to the Interest Rate Benchmark Reform in 2019.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

March 12, 2021

KPMG Accountants N.V., a Dutch limited liability company registered with the trade register in the Netherlands under number 33263683, is a member firm of the global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.